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                                                                     EXHIBIT 11


                               DATA DIMENSIONS, INC.
                       CALCULATIONS OF NET INCOME PER SHARE (1)
                                    (Unaudited)


                                      Three Months           Six Months
                                     Ended June 30,        Ended June 30,
                                   1996        1995       1996         1995
                                  ------      ------     ------       ------

Actual weighted average shares
outstanding for period           3,773,000  2,201,000    3,773,000  2,201,000

Dilutive common stock options
using the treasury stock method     91,000    175,000      129,000    165,000
                                 ---------  ---------    ---------  ---------
Total shares used in per share
calculations                     3,864,000  2,376,000(1) 3,902,000  2,366,000
                                 ---------  ---------    ---------  ---------

Net Income                        $136,000   $108,000     $138,000   $132,000
                                 ---------  ---------    ---------  ---------

Net income per share (2)             $0.04      $0.05(1)     $0.04      $0.06(1)
                                 ---------  ---------    ---------  ---------


(1) Adjusted to give effect to a 1 for 3 reverse stock split

(2) Fully diluted earnings per share is not disclosed on the consolidated statement of operations for the three month and six month periods ended June 30, 1996 and 1995, since it is not more than three percent different from primary earnings per share.





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